UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2011

Zumiez Inc.

(Exact name of registrant as specified in its charter)

Washington	000-51300	91-1040022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6300 Merrill Creek Parkway, Suite B, Everett, WA 98203

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (425) 551-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On August 29, 2011, Zumiez Inc. (the “Company”) entered into a secured credit agreement (the “Credit Agreement”) with Wells Fargo Bank, N.A. (“Wells Fargo”). A copy of the Credit Agreement along with the related Revolving Line of Credit Note is attached hereto as Exhibit 10.18 and the following summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.

The Credit Agreement provides the Company with a senior revolving credit facility through September 1, 2013 of up to $25.0 million, which, pursuant to an accordion feature, may be increased to $35.0 million at our discretion (the “New Facility”). The New Facility replaces the Company’s $25.0 million secured revolving credit facility with Wells Fargo, which was scheduled to terminate on September 1, 2011 (the “Prior Facility”). See Item 1.02. “Termination of a Material Definitive Agreement” below.

Amounts outstanding under the New Facility will bear interest either at a fluctuating rate per annum equal to 1% above the Daily One Month LIBOR Rate (as defined in the Revolving Line of Credit Note) or at a fixed rate of 1% above LIBOR in effect on the first day of an applicable fixed rate term. The Company’s obligations under the New Facility are secured by a first priority lien in the Company’s accounts receivable, general intangibles, inventory and equipment. The Company must also provide financial information and statements to Wells Fargo. The New Facility contains financial covenants that require the Company to meet a certain quick ratio at the end of each fiscal quarter and to not exceed a specified net loss after taxes threshold on a trailing four-quarter basis. The New Facility also contains certain negative covenants that generally limit the Company’s ability to, among other things, incur additional indebtedness or enter into certain transactions.

Item 1.02. Termination of a Material Definitive Agreement

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02. On August 29, 2011, the Prior Facility with Wells Fargo was terminated. The Prior Facility was scheduled to expire on September 1, 2011.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.18.	Credit Agreement, including Revolving Line of Credit Note, with Wells Fargo Bank, N.A. dated August 29, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.

Dated: August 31, 2011	By:	/s/ Richard M. Brooks
Richard M. Brooks
Chief Executive Officer